Exhibit 3.i.2

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Tibet Pharmaceuticals, Inc.

A COMPANY LIMITED BY SHARES

1.	REGISTERED SHARES

1.1.	Every Shareholder is entitled to a certificate signed by a Director or officer of the Company, or any other person authorized by Resolution of Directors, specifying the number of Shares held by him and the signature of the Director, officer or authorized person and the Seal may be facsimiles. A certificate may be issued in electronic form in accordance with the Electronic Transactions Act, 2001 as from time to time amended or re-enacted.

1.2.	Any Shareholder receiving a certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required and determined under the Company’s policy as set by Resolution of Directors.

1.3.	If several Persons are registered as joint holders of any Shares, any one of such Persons may give an effectual receipt for any Distribution.

2.	SHARES

2.1.	Shares and other Securities may be issued at such times, to such Persons, for such consideration and on such terms as the Directors may by Resolution of Directors determine.

2.2.	Section 46 of the Act (Pre-emptive Rights) does not apply to the Company.

2.3.	A Share may be issued for consideration in any form, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

2.4.	The consideration for a Share with par value shall not be less than the par value of the Share. If a Share with par value is issued for consideration less than the par value, the person to whom the Share is issued is liable to pay to the Company an amount equal to the difference between the issue price and the par value.

2.5.	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the Shares;

(b)	the determination of the Directors of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in the opinion of the Directors, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

2.6.	The Company shall keep a register (the “register of members”) containing:

(a)	the names and addresses of the Persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the name of each Shareholder was entered in the register of members; and

(d)	the date on which any Person ceased to be a Shareholder.

2.7.	The register of members may be in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the Directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

2.8.	A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

2.9.	The entry of the name of a Person in the register of members as a holder of a Share is prima facie evidence that legal title in the Share vests in that Person.

2.10.	No share may be issued by the Company that:

(a)	increases the liability of a person to the Company; or

(b)	imposes a new liability on a person to the Company,

unless that person, or an authorized agent of that person, agrees in writing to becoming the holder of the share.

3.	REDEMPTION OF SHARES AND TREASURY SHARES

3.1.	The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not, except pursuant to Article 3.7, purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

3.2.	The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorizing the purchase, redemption or other acquisition contains a statement that the Directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

3.3.	Sections 60 (Process for acquisition of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

3.4.	Shares that the Company purchases, redeems or otherwise acquires pursuant to this Article may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50% of the issued Shares in which case they shall be cancelled to the extent of such excess but they shall be available for reissue.

3.5.	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

3.6.	Treasury Shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

3.7.	Where:

(a)	the Company undertakes any division of the issued Shares pursuant to section 40A of the Act, and

(b)	pursuant to such division a Shareholder holds a total number of Shares which includes a fractional Share, the Company may compulsorily redeem such fractional Share so that (subsequent to such redemption) the Shareholder holds a whole number of Shares.

4.	MORTGAGES AND CHARGES OF SHARES

4.1.	Shareholders may mortgage or charge their Shares.

4.2.	There shall be entered in the register of members at the written request of the Shareholder:

(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

4.3.	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

(a)	with the written consent of the named mortgagee or chargee or anyone authorized to act on his behalf; or

(b)	upon evidence satisfactory to the Directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the Directors shall consider necessary or desirable.

4.4.	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Article:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares, without the written consent of the named mortgagee or chargee.

5.	FORFEITURE

5.1.	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Article and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

5.2.	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

5.3.	The written notice of call referred to in Article 5.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

5.4.	Where a written notice of call has been issued pursuant to Article 5.3 and the requirements of the notice have not been complied with, the Directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

5.5.	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Article 5.4 and that Shareholder shall be discharged from any further obligation to the Company with respect to such cancelled Shares.

6.	TRANSFER AND TRANSMISSION OF SHARES

6.1.	Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration.

6.2.	The transfer of a Share is effective when the name of the transferee is entered on the register of members.

6.3.	If the directors or a duly authorized committee of directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

6.4.	Subject to the Memorandum, the personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

7.	MEETINGS AND CONSENTS OF SHAREHOLDERS

7.1.	Any action required or permitted to be taken by the Shareholders must be effected at a duly called annual or special meeting (as provided for in Articles 7.3 and 7.4) of the Shareholders entitled to vote on such action and may not be effected by a Resolution consented to in writing.

7.2.	All meetings of Shareholders (whether annual or special) shall be held on such dates and at such places as may be fixed from time to time by the directors.

7.3.	A meeting of Shareholders, which shall be held no more than once in each calendar year, for such business as may come before the meeting (the “annual meeting of Shareholders”) shall be held at such date and time as may be determined by the directors.

7.4.	A meeting of Shareholders other than an annual meeting of Shareholders which shall be held for the consideration of any business, including the election of directors, shall hereinafter be referred to as a “special meeting of Shareholders.” A special meeting of Shareholders may be called by the directors pursuant to a Resolution of Directors at such date, time and for the consideration of any business as may be determined by the directors, save that upon the written request of Shareholders holding at least 30 percent of the votes of the outstanding voting Shares in the Company, the directors shall convene a special meeting of Shareholders in respect of the matter for which the meeting is requested. If a special meeting of Shareholders is called upon by the written request of Shareholders pursuant to the previous sentence, then such written request must specify the nature of the business proposed to be transacted and such business must be a proper matter for Shareholder action, and, as to any proposed business or director nominations that such Shareholders propose to bring before the meeting, such Shareholder must provide with such request the information set forth in subclauses (i) through (viii) of Article 7.17(a). Furthermore, any such business must comply with, and shall be subject to, the requirements and provisions of Articles 7.16(b) and 7.17(b).

7.5.	Written notice of all meetings of Shareholders, stating the time, place and, in the case of a special meeting of Shareholders, the purpose or purposes thereof, shall be given by the Company pursuant to a Resolution of Directors not fewer than ten days before the date of the proposed meeting to those persons whose names appear as Shareholders in the register of members on the date of the notice and are entitled to vote at the meeting.

7.6.	The directors may fix the date notice is given of a meeting of Shareholders, or such other date as may be specified in the notice, as the record date for determining those Shares that are entitled to vote at the meeting.

7.7.	A meeting of Shareholders may be called on short notice:

(a)	if Shareholders holding not less than 90 percent of the total number of Shares entitled to vote on all matters to be considered at the meeting, or 90 percent of the votes of each class or series of Shares where Shareholders are entitled to vote thereon as a class or series together with not less than a 90 percent majority of the remaining votes, have agreed to short notice of the meeting, or

(b)	if all Shareholders holding Shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

7.8.	The inadvertent failure of the directors to give notice of a meeting to a Shareholder, or the fact that a Shareholder has not received notice, does not invalidate the meeting.

7.9.	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

7.10.	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

7.11.	An instrument appointing a proxy shall be in such form as the Directors may from time to time determine or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

Execution of the instrument appointing a proxy may be accomplished by the Shareholder or such Shareholder’s authorized officer, director, employee or agent signing such instrument by any reasonable means, including, but not limited to, by facsimile signature. A Shareholder may authorize another person or persons to act for such Shareholder as proxy by transmitting or authorizing the transmission of such communication evidencing the Shareholder’s intention to appoint a person or persons as his proxy by means of a telegram, cablegram, or other means of electronic transmission (including but not limited to, via internet or telephone) to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or the other means of electronic transmission (which must be supported by printed evidence thereof) must be either set forth or be submitted with written information from which it can be determined that the telegram, cablegram or printed evidence of the other electronic transmission was authorized by the Shareholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Article 7.11 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

7.12.	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy, he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy, they must vote as one.

7.13.	Subject to such limitations, restrictions, guidelines and procedures as may be established by the directors by Resolution of Directors from time to time, a Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

7.14.	A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the Shares entitled to vote on the Resolutions of Shareholders to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only a single Shareholder or proxy, then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders. The Shareholders present at a duly called or held meeting of Shareholders at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough Shareholders to leave less than a quorum, if any action (other than adjournment) is approved by at least a majority of the Shares required to constitute a quorum.

7.15.	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the chairman of the meeting may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

7.16.

(a)	At any annual meeting of Shareholders, only proposals of business which have been made in accordance with this Article shall be eligible to be brought before such meeting:

(i)	by or at the direction of the Chairman of the Board or by Resolution of Directors;

(ii)	by any Shareholder who is a holder of record as of the record date established pursuant to Article 7.6 who is entitled to vote at the meeting and who complies with the requirements and procedures set out in Article 7.17.

(b)	At any special meeting of Shareholders, only such business shall be conducted as shall have been brought before the meeting pursuant to the notice of meeting made pursuant to Article 7.5.

7.17.

(a)	For business to be properly brought to an annual meeting of Shareholders by a Shareholder, such business must be a proper matter for Shareholder action and the Shareholder must have given timely written notice thereof, either by personal delivery or by prepaid registered post to the Secretary of the Company (the “Secretary”) at the principal executive offices of the Company. To be considered timely in connection with an annual meeting of Shareholders, a Shareholder’s notice must be delivered not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting of Shareholders; provided, however, that in the event that the date of the annual meeting of Shareholders changed by more than 30 days from such anniversary date, notice from a Shareholder shall also be considered timely if it is delivered not earlier than 90 days prior to such annual meeting nor later than the later of (i) 60 days prior to such annual meeting or (ii) the close of business on the tenth day following the day on which public disclosure is first made of the date of such annual meeting of Shareholders. For the purposes of this Article 7.17, any adjournment(s) or postponement(s) of the original annual meeting of Shareholders whereby such meeting will reconvene within 30 days from original date shall be deemed, for purposes of notice, to be a continuation of such original annual meeting of Shareholders and no business may be brought before any reconvened meeting unless such timely notice of such business was properly given to the Secretary for the meeting as originally scheduled. A Shareholder’s notice to the Secretary shall set out:

(i)	a brief description of the proposal or the business desired to be brought before the meeting;

(ii)	the full text of the proposal or business (including the full text of any resolutions proposed for consideration, and, in the event that such business includes a proposal to amend either the Memorandum or the Articles of the Company, the full text of the proposed amendment) and such other information regarding such proposal as would be required in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such proposal been made by the Company;

(iii)	the reasons for making the proposal or conducting such business at the meeting;

(iv)	a representation that the Shareholder is a holder of record of Shares in the Company entitled to vote at such meeting and that such Shareholder intends to appear in person or by a proxy at the meeting to conduct the business being proposed as specified in the notice;

(v)	the name and address of record of the Shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made;

(vi)	the class and number of Shares of the Company which are owned beneficially or of record by such Shareholder and the beneficial owner, if any, on whose behalf the proposal is made;

(vii)	any material interest of such Shareholder, and the beneficial owner, if any, on whose behalf the proposal is made, in such proposal or business and a description of all relationships, arrangements or understandings between the Shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(viii)	if the Shareholder or the beneficial owner, if any, on whose behalf the proposal is made intends to solicit proxies in support of such Shareholder’s or beneficial owner’s proposal, a representation to that effect.

(b)	Notwithstanding the foregoing or any other Article contained in the Articles, nothing in Articles 7.4, 7.16(a)(ii), 7.16(b) or 7.17 shall be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the direction of, or on behalf of, the directors. The chairman of a meeting of Shareholders shall have the power and the duty, if the facts so warrant, to determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of Articles 7.4, 7.16 or 7.17 and, if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding anything contained elsewhere in these Articles, if a Shareholder has notified the Company of his intention to present a proposal at a meeting of Shareholders and such Shareholder does not appear or send a qualified representative, as determined by the chairman of the meeting, to present such proposal at such meeting, the Company need not present such proposal for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Company. Notwithstanding anything contained elsewhere in these Articles, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Articles 7.4, 7.16(a)(ii), 7.16(b) and 7.17. Nothing in these Articles shall be deemed to affect any rights of Shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Regulation 14A under the Exchange Act.

7.18.	At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the vice-Chairman of the Board shall be the chairman of the meeting. If there is no vice-Chairman of the Board or if the vice-Chairman of the Board is not present at the meeting, the chief executive officer shall be the chairman of the meeting. In the absence of the chief executive officer, such other person as shall be selected by the Board shall act as chairman of the meeting. Subject to the Memorandum and these Articles, the Board may adopt by Resolution of Directors, rules and regulations for the conduct of meetings of Shareholders as it shall deem appropriate relating to:

(a)	the establishment of an agenda or order of business for the meeting and other matters pertaining to the conduct of the meeting;

(b)	maintaining order at the meeting and the safety of those present;

(c)	limitations on attendance at or participation in the meeting of shareholders of record, their duly authorized and constituted proxies or such other persons as the directors or chairman of the meeting shall determine;

(d)	restrictions on entry to the meeting after the time fixed for commencement thereof; and

(e)	limitations on the time allotted to questions or comments by participants.

7.19.	Subject to the Memorandum, these Articles and any Resolution of Directors, the chairman of the meeting of Shareholders shall have the right and authority to prescribe rules and regulations for the conduct of meetings of Shareholders as he shall deem appropriate, including but not limited to the matters described in Articles 7.18 (a) through (e) above.

7.20.	The chairman of the meeting may adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

7.21.	At any meeting of the Shareholders, the chairman of the meeting is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not, and the result of his decision shall be announced to the meeting (including any adjournment thereof) and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll, then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting (including any adjournment thereof) and recorded in the minutes of the meeting.

7.22.	Any person other than an individual shall be regarded as one Shareholder and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Shareholder.

7.23.	Any person other than an individual which is a Shareholder of the Company may by resolution of its directors or other governing body of such person authorize such person as it thinks fit to act as its representative at any meeting of the Shareholders or meeting of any class of Shareholders of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the person which he represents as that person could exercise if it were an individual Shareholder.

7.24.	The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

7.25.	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

7.26.	No business of the Company shall be conducted at a meeting of shareholders except in accordance with the provisions of this Article 7.

8.	DIRECTORS

8.1.	The Directors shall be elected by a resolution of Shareholders passed in accordance with Article 8.8 below.

8.2.	No person shall be appointed as a Director, or nominated as a reserve Director, of the Company unless he has consented in writing to be a Director or to be nominated as a reserve Director.

8.3.	The minimum number of Directors shall be one and there shall be no maximum number.

8.4.	The Board shall be divided into three classes of Directors, as nearly equal in numbers as the then total number of Directors permits with the term of office of one class expiring each year.

8.5.	At the annual meeting of Shareholders in 2010:

(a)	Directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting of Shareholders;

(b)	Directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting of Shareholders; and

(c)	Directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting of Shareholders.

8.6.	At every succeeding annual meeting of Shareholders, the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting of Shareholders.

8.7.	A Director who retires at the annual meeting of Shareholders shall be eligible for re-election. If he is not re-elected he shall retain office until the meeting elects someone in his place, or if it does not do so, until the end of the meeting.

8.8.	The election of Directors at each duly convened and constituted annual meeting of Shareholders shall be determined by a plurality of the votes of the Shares entitled to vote thereon in which respect of which the Shareholders holding the Shares were present at the meeting in person or by proxy and being Shares in respect of which the votes were voted.

8.9.	Each Director holds office for the term, if any, fixed by the Resolution of Shareholders appointing him, or until his earlier death, resignation or removal.

8.10.	The Directors may at any time appoint any person to be a Director either to fill a vacancy or as an addition to the existing Directors. Where the Directors appoint a person as a Director to fill a vacancy or as an additional Director the term of appointment for that new Director shall not exceed the term that remained when the person who has ceased to be a Director ceased to hold office.

8.11.	A vacancy in relation to Directors occurs if a Director dies or otherwise ceases to hold office prior to the expiration of his term of office.

8.12.	Where the Company only has one Shareholder who is an individual and that Shareholder is also the sole Director, the sole Shareholder/Director may, by instrument in writing, nominate a person who is not disqualified from being a Director as a reserve director of the Company to act in the place of the sole Director in the event of his death.

8.13.	The nomination of a person as a reserve director of the Company ceases to have effect if:

(a)	before the death of the sole Shareholder/Director who nominated him,

(i)	he resigns as reserve director, or

(ii)	the sole Shareholder/Director revokes the nomination in writing; or

(b)	the sole Shareholder/Director who nominated him ceases to be able to be the sole Shareholder/Director for any reason other than his death.

8.14.	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are directors of the Company or who have been nominated as reserve directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director, or nominated as a reserve director, of the Company;

(c)	the date on which each person named as a director ceased to be a director of the Company;

(d)	the date on which the nomination of any person nominated as a reserve director ceased to have effect; and

(e)	such other information as may be prescribed by the Act.

8.15.	The register of directors may be kept in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

8.16.	A Director is not required to hold a Share as a qualification to office.

8.17.	A Director may be removed from office, with cause, by a Resolution of Shareholders or by Resolution of Directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

8.18.	Without prejudice to the provisions of retirement by rotation hereinafter contained, the office of a Director shall be vacated in any of the events following, namely:

(a)	if he resigns his office by notice in writing delivered to the registered office or tendered at a meeting of the Board; or

(b)	if the Board resolves that he is through physical or mental incapacity or mental disorder no longer able to perform the functions of a Director; or

(c)	if he fails, without leave, to attend (whether or not an alternate Director appointed by him attends) three successive Board meetings or four Board meetings in any consecutive period of 12 months despite a notice being given to him prior to such third or fourth meeting (as the case may be) that the provisions of this paragraph might apply and not less than two- thirds of all the other Directors (excluding the Director concerned and, in his capacity as such, any alternate Director appointed by the Director concerned) resolving that his office should be vacated; or

(d)	if he becomes bankrupt or insolvent or makes an arrangement or composition with his creditors or applies to the Court in connection with a voluntary arrangement; or

(e)	any event analogous to those listed in Article 8.18(d) under the laws of any other jurisdiction occurs in relation to a Director; or

(f)	if he is prohibited by law from being a Director; or

(g)	if he ceases to be a Director by virtue of the Act or is removed from office pursuant to these Articles.

In the case of Articles 8.18 (b) to (e) inclusive above, the Director shall be removed from office.

8.19.	A Resolution of Directors declaring that a Director has vacated office under Article 8.18 shall be conclusive as to that fact and as to the ground of vacation as stated in the resolution.

8.20.	Each Director shall have the power to appoint any person to be his alternate Director and may at his discretion remove such alternate Director. If such alternate Director is not another Director, such appointment, unless previously approved by the Board, shall have effect only upon and subject to it being so approved. Any appointment or removal of an alternate Director shall be effected by notice in writing signed by the appointer and delivered to the registered office or tendered at a meeting of the Board. An alternate Director shall, if his appointer so requests, be entitled to receive notices of meetings of the Board or of committees of the Board to the same extent as, but in lieu of, the Director appointing him and shall be entitled to such extent to attend at and vote as a Director at any such meeting at which the Director appointing him is not personally present and to exercise and discharge all the functions, powers and duties of his appointer as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a Director.

8.21.	Every person acting as an alternate Director shall (except as regards power to appoint an alternate Director and remuneration) be subject in all respects to the provisions of these Articles relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for the Director appointing him. An alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director but shall not be entitled to receive from the Company any fee in his capacity as an alternate Director except only such part (if any) of the remuneration otherwise payable to the Director appointing him as such Director may by notice in writing to the Company from time to time direct.

8.22.	Every person acting as an alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the notice of his appointment provides to the contrary, be as effective as the signature of his appointer.

8.23.	An alternate Director shall ipso facto cease to be an alternate Director if his appointer ceases for any reason to be a Director provided that, if at any meeting any Director retires by rotation or otherwise but is re-elected at the same meeting, any appointment made by him pursuant to this Article which was in force immediately before his retirement shall remain in force as though he had not retired.

8.24.	Each of the Directors shall be paid a fee at such rate as may from time to time be determined by the Board provided that the aggregate of all such fees so paid to Directors (excluding amounts payable under any other Article and any amount payable under any service contract) shall not exceed US$100,000 per annum, or such higher amount as may from time to time be determined by Resolution of Shareholders.

8.25.	As the Board determines each Director may be paid his reasonable travelling, hotel and incidental expenses of attending and returning from meetings of the Board or committees of the Board or meetings of Shareholders or separate meetings of the holders of any class or series of Shares or of debentures of the Company and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Article.

9.	POWERS OF DIRECTORS

9.1.	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors. The Directors have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The Directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

9.2.	Each Director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each Director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.

9.3.	If the Company is the wholly owned subsidiary of a holding company, a Director may, when exercising powers or performing duties as a Director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

9.4.	Any Director which is a body corporate may appoint any individual as its duly authorized representative for the purpose of representing it at meetings of the Directors, with respect to the signing of consents or otherwise.

9.5.	The continuing Directors may act notwithstanding any vacancy in their body.

9.6.	The Directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party. The Directors shall have unlimited power to borrow money on behalf of the Company.

9.7.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

9.8.	For the purposes of Section 175 (Disposition of assets) of the Act, the Directors may by Resolution of Directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.

9.9.	The Company has no power to grant loans to the Directors.

10.	PROCEEDINGS OF DIRECTORS

10.1.	Any one Director may call a meeting of the Directors by sending a written notice to each other Director.

10.2.	The Directors or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the Directors may determine to be necessary or desirable.

10.3.	A Director is deemed to be present at a meeting of Directors if he participates by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.

10.4.	A Director shall be given not less than 3 days’ notice of meetings of Directors, but a meeting of Directors held without 3 days’ notice having been given to all Directors shall be valid if all the

Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute waiver by that Director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

10.5.	A meeting of Directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of Directors, unless there are only 2 Directors in which case the quorum is 2.

10.6.	If the Company has only one Director the provisions herein contained for meetings of Directors do not apply and such sole Director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole Director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

10.7.	At meetings of Directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the Directors present shall choose one of their number to be chairman of the meeting.

10.8.	An action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of Directors consented to in writing by all Directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last Director has consented to the resolution by signed counterparts.

11.	COMMITTEES

11.1.	The Directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

11.2.	The Directors have no power to delegate to a committee of Directors any of the following powers:

(a)	to amend the Memorandum or the Articles;

(b)	to designate committees of Directors;

(c)	to delegate powers to a committee of Directors;

(d)	to appoint or remove Directors;

(e)	to appoint or remove an agent;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or to approve a liquidation plan; or

(h)	to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

11.3.	Articles 11.2(b) and (c) do not prevent a committee of Directors, where authorized by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

11.4.	The meetings and proceedings of each committee of Directors consisting of 2 or more Directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

11.5.	Where the Directors delegate their powers to a committee of Directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on Directors under the Act.

12.	OFFICERS AND AGENTS

12.1.	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Any number of offices may be held by the same person.

12.2.	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of Directors and Shareholders, the Chief Executive Officer to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the secretaries to maintain the register of members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Chief Financial Officer to be responsible for the financial affairs of the Company.

12.3.	The emoluments of all officers shall be fixed by Resolution of Directors.

12.4.	The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the Directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

12.5.	The Directors may, by Resolution of Directors, appoint any person, including a person who is a Director, to be an agent of the Company.

12.6.	An agent of the Company shall have such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

(a)	to amend the Memorandum or the Articles;

(b)	to change the registered office or agent;

(c)	to designate committees of Directors;

(d)	to delegate powers to a committee of Directors;

(e)	to appoint or remove Directors;

(f)	to appoint or remove an agent;

(g)	to fix emoluments of Directors;

(h)	to approve a plan of merger, consolidation or arrangement;

(i)	to make a declaration of solvency or to approve a liquidation plan;

(j)	to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due; or

(k)	to authorize the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

12.7.	The Resolution of Directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

12.8.	The Directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

13.	CONFLICT OF INTERESTS

13.1.	A Director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other Directors.

13.2.	For the purposes of Article 13.1, a disclosure to all other Directors to the effect that a Director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

13.3.	A Director who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of Directors at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a Director, that relates to the transaction, and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

14.	INDEMNIFICATION

14.1.	Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

The indemnity in Article 14.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

14.2.	The decision of the Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

14.3.	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

14.4.	Expenses, including legal fees, incurred by a Director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the Director to repay the amount if it shall ultimately be determined that the Director is not entitled to be indemnified by the Company in accordance with Article 14.1.

14.5.	Expenses, including legal fees, incurred by a former Director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former Director to repay the amount if it shall ultimately be determined that the former Director is not entitled to be indemnified by the Company in accordance with Article 14.1 and upon such terms and conditions, if any, as the Company deems appropriate.

14.6.	The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested Directors or otherwise, both as acting in the person’s official capacity and as to acting in another capacity while serving as a Director.

14.7.	If a person referred to in Article 14.1 has been successful in defense of any proceedings referred to in Article 14.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

14.8.	The Company may purchase and maintain insurance in relation to any person who is or was a Director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

15.	RECORDS

15.1.	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and the Articles;

(b)	the register of members, or a copy of the register of members;

(c)	the register of directors, or a copy of the register of directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.

15.2.	Until the Directors determine otherwise by Resolution of Directors the Company shall keep the original register of members and original register of directors at the office of its registered agent.

15.3.	If the Company maintains only a copy of the register of members or a copy of the register of directors at the office of its registered agent, it shall:

(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

15.4.	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Directors may determine:

(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders; and

(b)	minutes of meetings and Resolutions of Directors and committees of Directors.

15.5.	Where any original records referred to in this Article are maintained other than at the office of the registered agent of the Company, and the place at which the original records are maintained is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

15.6.	The records kept by the Company under this Article shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act, 2001 (No. 5 of 2001) as from time to time amended or re-enacted.

16.	REGISTER OF CHARGES

The Company shall maintain at the office of its registered agent, a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

17.	SEAL

17.1.	The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The Directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office.

17.2.	Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one Director or other person so authorized from time to time by Resolution of Directors. Such authorization may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Directors may provide for the Seal and/or for the signature of any Director or authorized person to be affixed by electronic means on any instrument in accordance with the Electronic Transactions Act, 2001 and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

17.3.	A contract, agreement or other instrument executed by or on behalf of the Company by a Director or an authorized agent of the Company is not invalid by reason only of the fact that the Seal is not affixed to the contract, agreement or instrument.

17.4.	An instrument is validly executed by the Company as a deed or an instrument under seal if it is either:

(a)	sealed with the Seal and witnessed by a Director or such other person who is authorized by the Memorandum and these Articles to witness the application of the Seal; or

(b)	it is expressed to be, or is expressed to be executed as, or otherwise makes clear on its face that it is intended to be, a deed and it is signed by a Director or by a person so authorized from time to time by Resolution of Directors.

18.	DISTRIBUTIONS BY WAY OF DIVIDEND

18.1.	The Directors of the Company may, by Resolution of Directors, authorize a Distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the Distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

18.2.	Dividends may be paid in money, shares, or other property.

18.3.	Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Article 20.1 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

18.4.	No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

18.5.	The Directors may, before authorizing any Distribution, set aside out of the profits of the Company such sum as they think proper as a reserve fund, any may invest the sum so set apart as a reserve fund upon such securities as they may select.

19.	ACCOUNTS AND AUDIT

19.1.	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

19.2.	The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

19.3.	The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

19.4.	The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by Resolution of Shareholders or by Resolution of Directors.

19.5.	The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

19.6.	The remuneration of the auditors of the Company may be fixed by Resolution of Directors.

19.7.	The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

19.8.	The report of the auditors shall be annexed to the accounts and shall be given to the Shareholders.

19.9.	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

19.10.	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented

20.	NOTICES

20.1.	Any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the register of members or by email or facsimile to an email address or facsimile number notified for that purpose by a Shareholder to the Company.

20.2.	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

20.3.	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

21.	VOLUNTARY LIQUIDATION

The Company may by a Resolution of Shareholders or by Resolution of Directors appoint a voluntary liquidator.

22.	CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all Directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

23.	BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

23.1.	Notwithstanding anything contained in the Memorandum or these Articles, the Company shall not engage in any business combination with any interested Shareholder for a period of 3 years following the time that such Shareholder became an interested Shareholder unless:

(a)	prior to such time the board of directors of the Company approved either the business combination or the transaction which resulted in the Shareholder becoming an interested Shareholder;

(b)	upon consummation of the transaction which resulted in the Shareholder becoming an interested Shareholder, the interested Shareholder owned at least 85% of the voting Shares of the Company outstanding at the time the transaction commenced, excluding for the purposes of determining the voting Shares outstanding (but not the outstanding voting Shares owned by the interested shareholder) those Shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)	at or subsequent to such time the business combination is approved by the board of directors and authorized at any annual or special meeting of the Shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting Shares which are not owned by the interested Shareholder.

23.2.	The restrictions set forth in Article 23.1 shall not apply if:

(a)	Subject to the terms of the Memorandum, the Company by Resolution of Directors or a Resolution of Shareholders adopts an amendment to the Articles expressly electing not to be governed by this Article 23 or otherwise deletes this Article 23; provided that, such amendment of this Article 23 shall be effected in such a way as to ensure that it shall not be effective or operative until 12 months after the adoption of such amendment and shall not apply to any business combination between the Company and any Person who became an interested shareholder of the Company on or prior to such adoption.

(b)	The Company does not have a class of voting Shares that is: (i) listed on a national securities exchange; (ii) authorized for quotation on The NASDAQ Capital Market; or (iii) held of record by more than 2,000 Shareholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested Shareholder or from a transaction in which a person becomes an interested Shareholder.

(c)	A Shareholder becomes an interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient Shares so that the Shareholder ceases to be an interested shareholder; and (ii) would not, at any time within the 3-year period immediately prior to a business combination between the Company and such Shareholder, have been an interested Shareholder but for the inadvertent acquisition of ownership.

(d)	The business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) is with or by a Person who either was not an interested Shareholder during the previous 3 years or who became an interested Shareholder with the approval of the board of directors of the Company or during a period described in Article 23.2(d), (ii) is approved or not opposed by a majority of the directors then in office (but not less than 1) who were directors prior to any Person becoming an interested Shareholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors, and (iii) constitutes one of the following transactions:

A.	a merger or consolidation of the Company (except for a specified merger);

B.	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either the market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding Shares of the Company; or

C.	a proposed tender or exchange offer for 50% or more of the outstanding voting Shares of the Company.

The Company shall give not less than 20 days’ notice to all interested Shareholders prior to the consummation of any of the transactions described in Articles 23.2(d)(iii)(A) and (B).

(e)	The business combination is with an interested Shareholder who became an interested Shareholder at a time when the restrictions contained in this Article 23 did not apply by reason of an amendment pursuant to Article 23.2(a) or 23.2(b) or at the time of registration by the Registrar of the notice of adoption of the Articles, which set forth this Article 23.

23.3.	As used in this Article 23 only, the term:

(a)	“affiliate” means any Person that directly, or indirectly through 1 or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

(b)	“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or voting Shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)	“business combination,” when used in reference to the Company and any interested Shareholder, means:

(i)	Any merger or consolidation of the Company or any direct or indirect majority-owned subsidiary of the Company with (A) the interested Shareholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested Shareholder and as a result of such merger or consolidation Article 23.1 is not applicable to the surviving entity;

(ii)	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), except proportionately as a Shareholder of the Company, to or with the interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding Shares of the Company;

(iii)	Any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any Shares of the Company or of such subsidiary to the interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Shares of the Company or any such subsidiary which securities were outstanding prior to the time that the interested Shareholder became such; (B) pursuant to a merger of the Company with or into a single direct or indirect wholly-owned subsidiary of the Company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Shares of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Shares of the Company subsequent to the time the interested Shareholder became such; (D) pursuant to an exchange offer by the Company to purchase Shares made on the same terms to all holders of said Shares; or (E) any issuance, cancellation, redemption, buy back or transfer of Shares by the Company; provided however, that in no case under items (C)-(E) of this Article shall there be an increase in the interested Shareholder’s proportionate share of the Shares of any class or series of the Company or of the voting Shares of the Company;

(iv)	Any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the Shares of any class or series, or securities convertible into the Shares of any class or series, of the Company or of any such subsidiary which is owned by the interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any Shares not caused, directly or indirectly, by the interested Shareholder; or

(v)	Any receipt by the interested Shareholder of the benefit, directly or indirectly (except proportionately as a Shareholder of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this Article) provided by or through the Company or any direct or indirect majority-owned subsidiary of the Company.

(d)

“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Shares, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for 1 or more owners who do not individually or as a group have control of such entity.

(e)	“interested Shareholder” means any Person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) is the owner of 15% or more of the outstanding voting Shares of the Company, or (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting Shares of the Company at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such Person is an interested Shareholder, and the affiliates and associates of such Person; provided, however, that the term “interested Shareholder” shall not include (x) any Person who (A) owned Shares in excess of the 15% limitation set forth herein as of, or acquired such Shares pursuant to a tender offer commenced prior to, the date of registration by the Registrar of the notice of adoption of the Articles, which set forth this Article 25, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own Shares in excess of such 15% limitation or would have but for action by the Company or (II) is an affiliate or associate of the Company and so continued (or so would have continued but for action by the Company) to be the owner of 15% or more of the outstanding voting Shares of the Company at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such Person is an interested Shareholder or (B) acquired said Shares from a Person described in item (A) of this paragraph by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any Person whose ownership of Shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company; provided that such Person shall be an interested Shareholder if thereafter such Person acquires additional Shares of voting Shares of the Company, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an interested Shareholder, the voting Shares of the Company deemed to be outstanding shall include Shares deemed to be owned by the Person through application of Article 23.3(i) but shall not include any other unissued Shares of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. Any determination made by the Board of Directors as to whether any Person is or is not an interested shareholder shall be conclusive and binding upon all shareholders of the Company.

(f)	“owner,” including the terms “own” and “owned,” when used with respect to any Shares of the Company, means a Person that individually or with or through any of its affiliates or associates:

(i)	beneficially owns such Shares, directly or indirectly; or

(ii)	has (A) the right to acquire such Shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Shares tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s affiliates or associates until such tendered Shares is accepted for purchase or exchange; or (B) the right to vote such Shares pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Shares because of such Person’s right to vote such Shares if the agreement, arrangement or understanding to vote such Shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or

(iii)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such Shares with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Shares.

(g)	“specified merger” means a merger in connection with which all of the following conditions are satisfied: (1) the agreement of merger does not amend in any respect the Memorandum or these Articles, (2) each Share outstanding immediately prior to the effective date of the merger is an identical outstanding or treasury share of the surviving company after the effective date of the merger, and (3) either no Shares of the surviving company and no shares, securities or obligations convertible into such Shares are to be issued or delivered under the plan of merger, or the authorized unissued Shares or the treasury Shares of the surviving company to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the Shares of the Company outstanding immediately prior to the effective date of the merger.

(h)	“voting Shares” means Shares of any class or series entitled to vote generally in the election of directors of the Company. Every reference to a percentage of voting Shares shall refer to such percentage of the votes of such voting Shares.

(i)	“voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

24.	UNTRACED SHAREHOLDERS

24.1.	When the registered address of any Shareholder appears to the Board to be incorrect or out of date such Shareholder may, if the Board so resolves, be treated as if he had no registered address and the Company will not thereafter be obliged to send to such Shareholder cheques, warrants, notices of meetings or copies of the documents referred to in these Articles; provided that no resolution as aforesaid shall be proposed by the Board until cheques or warrants sent to the registered address of such Shareholder have been returned by the Post Office or left uncashed on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish any new address of such Shareholder.

24.2.	The Company shall be entitled to sell at the best price reasonably obtainable any Share of a Shareholder or any Share to which a person is entitled by transmission if and provided that:

(a)	for a period of twelve years in the course of which at least three dividends have become payable in respect of the Share in question, no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the Shareholder or to the person entitled by transmission to the Share at his address on the register of members or the other last known address given by the Shareholder or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the Shareholder or the person entitled by transmission; and

(b)	the Company has at the expiration of the said period of twelve years by advertisement in both a leading national newspaper and in a newspaper circulating in the area in which the address referred to in paragraph (a) above is located given notice of its intention to sell such Share; and

(c)	the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the Shareholder or person entitled by transmission.

24.3.	To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such Share and such instrument of transfer shall be as effective as if it had been executed by the registered holder of such Share. The Company shall account to the Shareholder or other person entitled to such Share for the net proceeds of such sale and shall be deemed to be his debtor and not a trustee for him in respect of the same. Any money not accounted for to the Shareholder or other person entitled to such Share shall be carried to a separate account and shall be a permanent debt of the Company. Money carried to such separate account may either be employed in the business of the Company or invested in such investments (other than Shares or its holding company, if any) as the Directors may from time to time think fit.

We, Mossack Fonseca & Co. (B.V.I.) Ltd., of P.O. Box 3136, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign these Articles of Association the 22nd day of December, 2009.

Incorporator

Sgd. Rosemarie Flax

Rosemarie Flax
Authorized Signatory for and on behalf of Mossack Fonseca & Co. (B.V.I.) Ltd.